FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Exhibit 10.15

CYCLERION THERAPEUTICS, INC.

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”) is made as of the day of [  ], (the “Effective Date”) by and between Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), and [  ] (the “Executive”).

WHEREAS the Executive currently serves as an employee of the Company; and

WHEREAS the Company and the Executive desire to provide for severance benefits for the Executive in specified circumstances that may arise on or after the Effective Date;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Executive agree as follows:

1.                                      Severance Benefits.

(a)                                 If the Executive’s employment terminates by reason of an Involuntary Termination or Constructive Termination (in either case, other than a Change of Control Termination), (i) the Company will pay the Executive an amount equal to [twelve (12)](1) months of his or her base salary, at the rate in effect as of the Termination Date ([the “Initial Salary Payment”), plus an amount equal to a maximum of six (6) months of his or her base salary for any period beginning as of the first anniversary of the Termination Date during which the Executive has not secured new, reasonably similar full-time employment (the “Additional Salary Payment”, and together with the Initial Salary Payment,](2) the “Salary Payment”)[, provided that the Executive seeks to obtain such new employment and keep the Company informed thereof, consistent with the terms of the Separation Agreement (as such term is defined in Section 4 below)](3), (ii) if the termination occurs prior to the payment of an annual cash incentive award from the prior completed year, the Company will pay the Executive such unpaid award to the extent the Executive would have received such award should he or she have been employed on the date such awards are paid to the rest of the Company (the “Prior Year Bonus Payment”), (iii) the Company will pay the Executive a pro rata amount of the Executive’s annual cash incentive award target for the current year (pro-rated based on the percentage of the year worked prior to the termination) (the “Current Year Bonus Payment”), (iv) the Company will pay the Executive an additional amount equal to the Executive’s full annual cash incentive award target for the current year(4) (the “Additional Bonus Payment”) (collectively, the Prior Year Bonus Payment, if any, the Current Year Bonus Payment, and the Additional Bonus Payment are referred to as the “Aggregate Bonus Payment”), (v) provided that the Executive timely elects continued medical coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, the Company will permit the Executive to continue to participate in its group medical plan for [twelve (12)](5) months following the Termination Date[ (the “Initial COBRA Coverage”), plus any additional period during which the Executive is not eligible to participate in a group medical plan of another employer other than the Company’s group medical plan, for up to six (6) months following the first anniversary of the Termination Date](6), at the same rate that the Executive would be required to contribute toward such coverage if he or she were actively employed ([the “Additional COBRA Coverage” and together with the Initial COBRA Coverage,](7) the “COBRA Coverage”), and (vi) the Executive will be eligible for outplacement assistance, consistent with industry standards for similarly situated executive officers in the

(1)  Revise to “eighteen (18)” for CEO agreement.

(2)  Delete for CEO agreement.

(3)  Delete for CEO agreement.

(4)  Add “, multiplied by 1.5” for CEO agreement.

(5)  Revise to “eighteen (18)” for CEO agreement.

(6)  Delete for CEO agreement.

(7)  Delete for CEO agreement.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

pharmaceutical industry, as determined by the Compensation Committee in its discretion (the “Outplacement Assistance”, collectively with the Salary Payment, the Aggregate Bonus Payment, and the COBRA Coverage, the “Cash Severance Benefits”). [For the avoidance of doubt, the Additional Salary Payment and the Additional COBRA Coverage will only be provided to the Executive if he or she has not secured new, reasonably similar full-time employment following the Termination Date.](8)

(b)                                 If as of immediately prior to the time of the Involuntary Termination or Constructive Termination, as applicable, the Executive has any outstanding unvested stock options, restricted stock, restricted stock units or other equity awards granted by the Company and that are subject to vesting solely based on time (“Time-Based Company Equity Awards”) then, immediately prior to the Termination Date, with respect to each Time-Based Company Equity Award, the Executive will vest in (i) the portion of the Time-Based Company Equity Award that would otherwise have vested had the Executive remained employed with the Company through the date that is [eighteen (18)](9) months following the Termination Date (the “Extended Vesting Date”) and (ii) an additional portion of the Time-Based Company Equity Award equal to the portion that would have vested on the next regular vesting date of such Time-Based Company Equity Award after the Extended Vesting Date (the “Additional Awards”) as if the Additional Awards vested on a daily basis from the last regular award vesting date occurring prior to the Extended Vesting Date (or, if no prior vesting date has occurred, from the grant date of such Additional Awards) through the Extended Vesting Date (rounded down to the nearest whole number of shares). Any Time-Based Company Equity Awards that do not vest in accordance with the immediately preceding sentence of this Section 1(b) shall remain outstanding following the Termination Date (but shall not continue to vest in accordance with the terms of the applicable award agreement) and eligible to vest in accordance with Section 2(b) below, with any such vesting to become effective on the date of the Change of Control. Any Time-Based Company Equity Awards that do not vest pursuant to the first sentence of this Section 1(b) or pursuant to Section 2(b) shall terminate with no consideration due to the Executive. Notwithstanding anything to the contrary in the plan or award agreement under which the Company Equity Awards (as defined below) were issued, any outstanding vested stock options held by the Executive as of the Termination Date (after taking into account the accelerated vesting provided in this Section 1(b)), including any outstanding vested stock options held by the Executive that were granted by Ironwood prior to the Company Separation or by the Company in connection with the Company Separation in substitution for or replacement of vested stock options originally granted by Ironwood, may be exercised by the Executive until the date that is the earlier of (1) [twenty-four (24)](10) months after the Termination Date (or, in the event that a Public Announcement is made or a Definitive Agreement is entered into during such [twenty-four (24)] (11) month period, the later of (i) the expiration of such [twenty-four (24)] (12) month period or (ii) the first to occur of the date that is three (3) months following the Change of Control and thirty (30) days following the date on which the Company announces that such Definitive Agreement has been terminated or that the Company’s efforts to consummate the Change of Control contemplated by such Public Announcement or such Definitive Agreement have been abandoned) and (2) the originally prescribed term of such stock option (together with the accelerated vesting described above, the “Equity Severance Benefits” and together with the Cash Severance Benefits, the “Severance Benefits”). To the extent any Time-Based Company Equity Awards are subject to Section 409A of the Code (“Section 409A”), vesting will be accelerated only to the extent the acceleration does not cause additional taxes or penalties under Section 409A. The acceleration, if any, of any vesting of any outstanding unvested stock options, restricted stock, restricted stock units or other equity awards granted by the Company to the Executive subject to (a) both time- and performance-based vesting criteria or (b) solely performance-based vesting criteria (clauses (a) and (b), collectively, “Performance-Based Company Equity Awards”, and together with the Time-Based Company Equity Awards, “Company Equity Awards”) shall be determined in accordance with the terms of the plan and award agreement under which the Performance-Based Company Equity Award was issued.

(c)                                  Subject to Section 8 below, any [Initial](13) Salary Payment and Aggregate Bonus Payment to which the Executive is entitled hereunder will be paid in a lump sum on the first regular payroll date of the

(8)  Delete for CEO agreement.

(9)  Revise to “twenty-four (24)” for CEO agreement.

(10)  Revise to “thirty-six (36)” for CEO agreement.

(11)  Revise to “thirty-six (36)” for CEO agreement.

(12)  Revise to “thirty-six (36)” for CEO agreement.

(13)  Delete for CEO agreement.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Company following the thirty-fifth (35th) calendar day following the Termination Date (except in the event of any group termination to which a forty-five (45)-day release of claims consideration period is required under applicable law, in which case such lump-sum payment will be made on the first regular payroll date of the Company following the sixtieth (60th) calendar day following the Termination Date)[, and any Additional Salary Payment to which the Executive is entitled hereunder will be paid in the form of salary continuation in accordance with the Company’s regular payroll practices, with the first payment being made on the first regular payroll date of the Company following the date that is twelve (12) months following the Termination Date](14). In no event will any Outplacement Assistance provided to the Executive hereunder extend beyond the December 31 of the second year following the calendar year in which the Termination Date occurs, and any reimbursement by the Company of Outplacement Assistance expenses paid by the Executive will be paid no later than December 31 of the third year following the calendar year in which the Termination Date occurs.

2.                                      Change of Control Severance Benefits.

(a)                                 If the Executive’s employment terminates by reason of a Change of Control Termination, in lieu of any amounts payable pursuant to Section 1(a) above, (i) the Company will pay the Executive an amount equal to [eighteen (18)](15) months of his or her base salary, at the rate in effect as of the Termination Date (the “COC Salary Payment”), (ii) if the termination occurs prior to the payment of an annual cash incentive award from the prior completed year, the Company will pay the Executive the Prior Year Bonus Payment, (iii) the Company will pay the Executive the Current Year Bonus Payment, (iv) the Company will pay the Executive [the Additional Bonus Payment, multiplied by 1.5](16) (the “COC Additional Bonus Payment”) (collectively, the Prior Year Bonus Payment, if any, the Current Year Bonus Payment, and the COC Additional Bonus Payment are referred to as the “COC Aggregate Bonus Payment”), (v) provided that the Executive timely elects continued medical coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, the Company will permit the Executive to continue to participate in its group medical plan for [eighteen (18)](17) months following the Termination Date, at the same rate that the Executive would be required to contribute toward such coverage if he or she were actively employed (the “COC COBRA Coverage”), and (vi) the Executive will be eligible for Outplacement Assistance (collectively the Outplacement Assistance, the COC Salary Payment, the COC Aggregate Bonus Payment and the COC COBRA Coverage are referred to as the “COC Cash Severance Benefits”).

(b)                                 If as of immediately prior to the time of the Change of Control Termination, the Executive has any Time-Based Company Equity Awards, then, as of the later of (i) the date of the Change of Control or (ii) the Termination Date, all Time-Based Company Equity Awards shall have their vesting fully accelerated so as to be 100% vested and exercisable. Notwithstanding anything to the contrary in the plan or award agreement under which the Company Equity Awards were issued, any outstanding vested stock options held by the Executive as of the Termination Date (after taking into account the accelerated vesting provided in this Section 2(b)), including any outstanding vested stock options held by the Executive that were granted by Ironwood prior to the Company Separation or by the Company in connection with the Company Separation in substitution for or replacement of vested stock options originally granted by Ironwood, may be exercised by the Executive until the date that is the earlier of (1) [twenty-four (24)](18) months after the Termination Date (or, if later, the date that is three (3) months following the Change of Control) and (2) the originally prescribed term of such stock option (such extended exercise window, together with the accelerated vesting described above, the “COC Equity Severance Benefits” and together with the COC Cash Severance Benefits, the “COC Severance Benefits”). To the extent any Time-Based Company Equity Awards are subject to Section 409A, vesting will be accelerated only to the extent the acceleration does not cause additional taxes or penalties under Section 409A. The acceleration, if any, of any vesting of any Performance-Based Company Equity Awards shall be determined in accordance with the terms of the plan and award agreement under which the Performance-Based Company Equity Award was issued.

(14)  Delete for CEO agreement.

(15)  Revise to “twenty-four (24)” for CEO agreement.

(16)  Revise to “an additional amount equal to the Executive’s full annual cash incentive award target for the current year, multiplied by 2.0” for CEO agreement.

(17)  Revise to “twenty-four (24)” for CEO agreement.

(18)  Revise to “thirty-six (36)” for CEO agreement.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

(c)                                  Subject to Section 8 below, any COC Cash Severance Benefits that become payable will be paid as set forth in this Section 2(c). An amount equal to the [Initial](19) Salary Payment and the Aggregate Bonus Payment will be paid in accordance with the timing set forth in Section 1(c) above. Any severance amounts determined with reference to the Executive’s base salary or annual cash incentive award to which the Executive is entitled pursuant to Section 2(a) above in excess of the [Initial](20) Salary Payment and the Aggregate Bonus Payment will be paid in a lump sum on the later of (i) the date of the Change of Control or (ii) within ten (10) calendar days following the Executive’s Change of Control Termination. In no event will any Outplacement Assistance provided to the Executive hereunder extend beyond the December 31 of the second year following the calendar year in which the Termination Date occurs, and any reimbursement by the Company of Outplacement Assistance expenses paid by the Executive will be paid no later than December 31 of the third year following the calendar year in which the Termination Date occurs.

(d)                                 For the avoidance of doubt, the Executive shall only be entitled to the COC Severance Benefits in connection with a Change of Control occurring (i) within twenty-four (24) months prior to the Termination Date or (ii) after the Termination Date as a result of a Public Announcement or a Definitive Agreement, which such Public Announcement is made or Definitive Agreement is entered into no later than that date that is six (6) months following the Termination Date. Upon the occurrence of a Change of Control Termination and a Change of Control described in the preceding sentence, the COC Severance Benefits shall be the exclusive benefits to which the Executive is entitled, and the Executive shall not be eligible to receive the Severance Benefits set forth in Section 1 hereof or any severance payments or benefits under the Company’s Change of Control Severance Benefit Plan, as adopted on [•], as amended from time to time (the “Severance Plan”). Further, upon the occurrence of an Involuntary Termination or Constructive Termination that does not qualify as a Change of Control Termination, the Severance Benefits shall be the exclusive benefits to which the Executive is entitled, and the Executive shall not be eligible to receive the COC Severance Benefits set forth in Section 2 hereof or any severance payments or benefits under the Severance Plan.

3.                                      Tax Matters.

(a)                                 Withholding. All payments made by the Company hereunder shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

(b)                                 Section 105(h). In the event that, in the determination of the Company, the Company’s provision of the COBRA Coverage as described in Section 1(a)(v) above or the COC COBRA Coverage as described in Section 2(a)(v) above could reasonably be expected to subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or could reasonably be expected to subject any highly compensated individual employed or formerly employed by the Company to adverse tax consequences under Section 105(h) of the Code, or applicable regulations or guidance issued under the ACA or Section 105(h) of the Code, the Company and the Executive will work together in good faith, consistent with the requirements for compliance with, or exemption from, Section 409A, to restructure such benefit in a manner intended to result in a benefit that is or remains exempt from Section 409A.

4.                                      Separation Agreement. Notwithstanding anything herein to the contrary, the Executive acknowledges and agrees that any obligation of the Company to provide the Severance Benefits or the COC Severance Benefits is conditioned on the Executive’s (i) continuing through the Termination Date to perform his or her job duties satisfactorily and otherwise complying with the Company’s rules and policies, (ii) continuing to comply with his or her obligations to the Company and its affiliates that survive termination of the Executive’s employment, including without limitation pursuant to the Proprietary Information and Inventions and Noncompetition Agreement between the Executive and the Company (the “Restrictive Covenants Agreement”), and (iii) signing a separation agreement on terms and conditions satisfactory to the Company (the “Separation Agreement), which will (a) contain among other terms a general release of claims, an acknowledgement of the Executive’s continuing obligations to the Company under the Restrictive Covenants Agreement, and, in the Company’s sole discretion, a one-year post-employment noncompetition and nonsolicitation agreement, and (b)

(19)  Delete for CEO agreement.

(20)  Delete for CEO agreement.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

provide that if the Executive breaches any of his or her continuing obligations to the Company under the Restrictive Covenants Agreement or as set forth in the Separation Agreement, all payments of the Severance Benefits or the COC Severance Benefits will cease, and the Executive will be required to disgorge any Severance Benefits or COC Severance Benefits that he or she previously received. The Executive shall have seven (7) business days to revoke the Separation Agreement after signing it. The Executive’s timely execution and non-revocation of the Separation Agreement within sixty (60) days after the Termination Date (or such shorter period as set forth in the Separation Agreement) is a condition precedent to the Executive’s right to receive the Severance Benefits or the COC Severance Benefits. The Separation Agreement will create legally binding obligations on the part of the Executive, and the Company therefore advises the Executive to seek the advice of an attorney before signing the Separation Agreement. For the avoidance of doubt, in the event the Executive is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Benefits or the COC Severance Benefits received in any calendar year will be reduced by the amount the Executive is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement. In no event will the Executive receive duplicate benefits pursuant to the Restrictive Covenants Agreement and this Agreement.

5.                                      Effect on Employment. Nothing contained herein limits the Company’s right to terminate the Executive’s employment at any time.

6.                                      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in the Commonwealth of Massachusetts, and each party hereby consents to the exclusive jurisdiction of such courts.

7.                                      Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) the Executive’s economic rights hereunder will automatically be assigned by the Executive to his or her estate or beneficiaries upon the death of the Executive and (b) the Company will assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company is a party to a reorganization, consolidation, merger, or sale of all or substantially all of its stock, and (c) the Company will cause an acquirer of all or substantially all of its assets to assume this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

8.                                      Section 409A.

(a)                                 Notwithstanding anything to the contrary in this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined below, any and all amounts, if any, payable under this Agreement on account of such termination of employment that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid, without interest, on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death.

(b)                                 For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)                                  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments, if any, under this Agreement is to be treated as a right to a series of separate payments.

(d)                                 The parties agree that their intent is that payments and benefits under this Agreement be exempt from Section 409A to the greatest extent applicable. This Agreement shall be interpreted accordingly to be

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with this intention. In the event that any payments or benefits under this Agreement are subject to Section 409A, this Agreement shall be construed in a manner consistent with the requirements for compliance with Section 409A and for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, neither the Executive nor any beneficiary shall have any claim or right against the Company or any of its directors, officers, employees, advisers or agents by reason of any failure or asserted failure of this Agreement, in form or as administered, to comply with or qualify for exemption from Section 409A.

9.                                      Section 4999. In the event it is determined that the Executive is entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change of ownership or effective control of the Company (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), the Company shall cause to be determined, before any amounts of the Payments are paid to the Executive, which of the following two alternative forms of payment would maximize the Executive’s after-tax proceeds: (a) payment in full of the entire amount of the Payments, or (b) payment of only a part of the Payments so that the Executive receives the largest payment possible without the imposition of the 280G Excise Tax (“Reduced Payments”). If it is determined that Reduced Payments will maximize the Executive’s after-tax benefit, then (i) cash compensation subject to Section 409A shall be reduced first, cash payments not subject to Section 409A shall be reduced second, non-cash compensation subject to Section 409A shall be reduced third, and then non-cash compensation not subject to Section 409A shall be reduced fourth, (ii) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (iii) the Executive shall have no rights to any additional payments and/or benefits constituting the Payments. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by independent public accountants agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 9. Notwithstanding the foregoing, the calculations and adjustments set forth above shall not result in any delay in payment of benefits under this Agreement.

10.                               Amendment. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto; provided, that nothing herein shall be construed as limiting the Company’s ability to amend the Severance Plan. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative, and are in addition to all other rights and remedies provided by law, agreement or otherwise.

11.                               Definitions.

(a)                                 “Cause” has the same definition as is set forth in the Company’s 2019 Equity Incentive Plan, as in effect at the time of the Executive’s employment termination; if such plan is no longer in effect at the time of such termination, Cause shall have the same definition as is set forth in the last version of such plan in effect prior to such termination.

(b)                                 “Change of Control” means:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company or any employee benefit plan of the Company) pursuant to a transaction or a series of transactions which the Company’s Board of Directors does not approve;

(ii)                                  a merger or consolidation of the Company, whether or not approved by the Company’s Board of Directors, which results in the securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into securities of the surviving entity) at least 50% of either (i) the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) the total fair market value of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)                               the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect) provided that the sale or disposition is of more than two-thirds (2/3) of the assets of the Company; or

(iv)                              the date a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; provided, however, that no individual initially appointed or elected to the Company’s Board of Directors as a result of an actual or threatened election contest with respect to the Company’s Board of Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Company’s Board of Directors shall be deemed to be endorsed by a majority of the members of the Company’s Board of Directors.

In any case, a Change of Control under this Section 11(b) must also meet the requirements of a change in ownership or effective control, or a sale of a substantial portion of the Company’s assets in accordance with Section 409A(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulation § 1.409A-3.

(c)                                  “Change of Control Termination” means an Involuntary Termination or Constructive Termination, in either event during the period commencing six (6) months prior to the earlier of (i) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control (a “Public Announcement”), or (ii) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies (a “Definitive Agreement”); and ending on the earlier of (x) the date on which the Company announces that the Definitive Agreement described in clause (ii) above has been terminated or that the Company’s efforts to consummate the Change of Control contemplated by the Public Announcement or the Definitive Agreement have been abandoned or (y) the date which is twenty-four months after the Change of Control.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Company Separation” means the separation of the Company’s soluble guanylate cyclase business from Ironwood.

(f)                                   “Constructive Termination” means a termination of employment by the Executive for Good Reason on or prior to the six-month anniversary of the Effective Date; provided, that, “Constructive Termination” shall not include any termination of the employment of the Executive (i) by the Company for Cause, (ii) as a result of the Permanent Disability of the Executive, (iii) as a result of the death of the Executive or (iv) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason.

(g)                                  “Good Reason” means the occurrence of any of the following conditions without the Executive’s express consent: (i) a material diminution in, or material interference with, the Executive’s authority, duties or responsibilities, (ii) a material diminution in the Executive’s total target cash compensation unless such material diminution is in connection with a proportional reduction in compensation for all or substantially all of the

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

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Company’s executive officers, or (iii) the relocation of the Executive’s work place for the Company to a location more than twenty-five (25) miles from the location of the work place prior to the Constructive Termination. The Executive may terminate his or her employment hereunder for Good Reason by (A) providing notice to the Company, specifying in reasonable detail the condition giving rise to the Good Reason, no later than the sixtieth (60th) day following the date that the Executive knew or should have known (after reasonable inquiry) of the occurrence of that condition, (B) providing the Company a period of sixty (60) days to remedy the condition so specified in the notice, and (C) terminating his or her employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

(h)                                 “Involuntary Termination” means a termination of the Executive’s employment by the Company without Cause on or prior to the six-month anniversary of the Effective Date; provided, that, “Involuntary Termination” shall not include a termination of the employment of the Executive (i) in connection with the sale of some or all of the assets of the Company, including the sale of a facility, division, or subsidiary of the Company, pursuant to which the purchaser offers the Executive substantially equivalent employment, the terms of which would not give rise to Good Reason, (ii) by the Company for Cause, (iii) as a result of the Permanent Disability of the Executive, (iv) as a result of the death of the Executive or (v) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason.

(i)                                     “Ironwood” means Ironwood Pharmaceuticals, Inc.

(j)                                    “Permanent Disability” means that (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of his or her duties, (ii) such total incapacity shall have continued for a period of six consecutive months and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(k)                                 “Termination Date” means the date of the termination of the Executive’s employment by reason of an Involuntary Termination, a Constructive Termination or a Change of Control Termination.

12.                               Entire Agreement. This Agreement constitutes the entire agreement between the parties, and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, [including the Executive Severance Agreement between the Executive and Ironwood entered into on [•]] and excluding the Restrictive Covenants Agreement, which shall continue in effect in accordance with its terms. The Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and in executing this Agreement the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth herein.

CYCLERION THERAPEUTICS, INC.

By:

Title:

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

ACKNOWLEDGED AND ACCEPTED:

Signature:
[Name of Executive]